Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-196840 on Form S-8 and Registration Statement No. 333-198598 on Form S-3 of Intrexon Corporation of our report dated October 22, 2014, relating to the consolidated financial statements of Trans Ova Genetics, L.C. and Subsidiaries as of and for the year ended December 31, 2013, appearing in this Current Report on Form 8-K of Intrexon Corporation dated August 8, 2014 and filed with the Securities and Exchange Commission on August 11, 2014.

/s/ Frost, PLLC

Little Rock, Arkansas

October 22, 2014